Exhibit 10.10

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“the Agreement”) is made and entered into as of                     , 2006 (the “Effective Date”) by and between WESTFIELD BANK, federally-chartered savings bank having an office at 141 Elm Street, Westfield, Massachusetts 01085 (the “Bank”) and MICHAEL J. JANOSCO, JR., an individual residing at 41 Wilder Road, Sterling, Massachusetts 01564 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive currently serves as Chief Financial Officer of the Bank, a subsidiary of Westfield Financial, Inc. (the “Company”);

WHEREAS, the Bank desires to assure for itself the continued availability of the Executive’s services as provided in this Agreement and the ability of the Executive to perform such services with a minimum of personal distraction in the event of a pending or threatened Change of Control (as hereinafter defined); and

WHEREAS, the Executive is willing to continue to serve the Bank on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter set forth, the Bank and the Executive hereby agree as follows:

Section 1.	Employment.

The Bank agrees to continue to employ the Executive, and the Executive hereby agrees to such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.	Employment Period; Remaining Unexpired Employment Period.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this section 2 (“Employment Period”). The Employment Period shall be for an initial term of three years beginning on the Effective Date and ending on the third anniversary date of this Agreement, plus such extensions, if any, as are provided pursuant to section 2(b).

(b) The Board of Directors of the Bank (the “Board”) shall conduct an annual review of the Executive’s performance on or about each anniversary of the Effective Date (each, an “Anniversary Date”) and may, on the basis of such review and by written notice to the Executive, offer to extend the Employment Period for an additional one-year period. In such event, the Employment Period shall be deemed extended in the absence of objection from the Executive by written notice to the Bank given within ten (10) business days after his receipt of the Bank’s offer of extension. Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on the day of the third (3rd)

anniversary of the last Anniversary Date as of which the Employment Period was extended pursuant to this Section 2(b).

(c) Nothing in this Agreement shall be deemed to prohibit the Bank at any time from terminating the Executive’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Bank and the Executive in the event of any such termination shall be determined under this Agreement.

Section 3.	Duties.

The Executive shall serve as Chief Financial Officer of the Bank, having such power, authority and responsibility and performing such duties as are prescribed by or under the By-Laws of the Bank and as are customarily associated with such position. Subject to section 7 of this Agreement, the Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Bank and shall use his best efforts to advance the interests of the Bank.

Section 4.	Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Bank shall continue to pay to him a salary at an annual rate of $[                    ], payable in approximately equal installments in accordance with the Bank’s customary payroll practices for senior officers. The Board shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve months, and may, in its discretion, approve an increase therein. In addition to salary, the Executive may receive other cash compensation from the Bank for services hereunder at such times, in such amounts and on such terms and conditions as the Board may determine from time to time.

Section 5.	Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Bank and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Bank in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Bank’s customary practices.

Section 6.	Indemnification and Insurance.

(a) During the Employment Period and for a period of six years thereafter, the Bank shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Bank or service in other capacities at the request of the Bank. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Bank.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six years thereafter, the Bank shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Bank or any subsidiary or affiliate thereof.

Section 7.	Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Bank and generally applicable to all similarly situated Executives. The Executive may also serve as an officer or director of the Company on such terms and conditions as the Company and the Bank may mutually agree upon, and such service shall not be deemed to materially interfere with the Executive’s performance of his duties hereunder or otherwise result in a material breach of this Agreement. If the Executive is discharged or suspended, or is subject to any regulatory prohibition or restriction with respect to participation in the affairs of the Bank, he shall not directly or indirectly provide services to or participate in the affairs of the Bank in a manner inconsistent with the terms of such discharge or suspension or any applicable regulatory order.

Section 8.	Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Bank’s executive offices at the address first above written or at such other location as the Bank and the executive may mutually agree upon. The Bank shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Bank shall provide to the Executive for his exclusive use an automobile owned or leased by the Bank and appropriate to his position, to be used in the performance of his duties hereunder, including commuting to and from his personal residence. The Bank shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, all expenses associated with his business use of the aforementioned automobile, fees for memberships in such clubs and organizations as the Executive and the Bank shall mutually agree are necessary and appropriate for business purposes, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case upon presentation to the Bank of an itemized account of such expenses in such form as the Bank may reasonably require.

Section 9.	Termination of Employment with Severance Benefits.

(a) The Executive shall be entitled to the severance benefits described in section 9(b) in the event that:

(i) his employment with the Bank terminates during the Employment Period as a result of the Executive’s voluntary resignation within 90 days following:

(A) the failure of the Board to appoint or re-appoint or elect or re-elect the Executive to the position with the Bank stated in section 3 of this Agreement;

(B) if the Executive is a member of the Board, the failure of the shareholders of the Bank to elect or re-elect the Executive to the Board or the failure of the Board (or the nominating committee thereof) to nominate the Executive for such election or re-election;

(C) the expiration of a 30-day period following the date on which the Executive gives written notice to the Bank of its material failure, whether by amendment of the Bank’s Restated Organization Certificate, the Bank’s By-Laws, action of the Board or the Bank’s shareholders or otherwise, to vest in the Executive the functions, duties, or responsibilities prescribed in section 3 of this Agreement, unless, during such 30-day period, the Bank cures such failure;

(D) the expiration of a 30-day period following the date on which the Executive gives written notice to the Bank of its material breach of any term, condition or covenant contained in this Agreement (including, without limitation any reduction of the Executive’s rate of base salary in effect from time to time and any change in the terms and conditions of any compensation or benefit program in which the Executive participates which, either individually or together with other changes, has a material adverse effect on the aggregate value of his total compensation package), unless, during such 30-day period, the Bank cures such failure;

(E) a change in the Executive’s principal place of employment to a place that is not the principal executive office of the Bank, or a relocation of the Bank’s principal executive office to a location that is both more than twenty-five miles away from the Executive’s principal residence and more than twenty-five miles away from the location of the Bank’s principal executive office on the date of this Agreement; or

(F) any material breach by the Bank of any material term, condition or covenant contained in this Agreement; provided, however, that the Executive shall have given notice of such materials adverse effect to the Bank, and the Bank has not fully cured such failure within thirty days after such notice is deemed given; or

(ii) the Executive’s employment with the Bank is terminated by the Bank for any reason other than for “cause” as provided in section 11(a).

(b) Upon the occurrence of any of the events described in section 9(a) of this Agreement, the Bank shall pay and provide to the Executive (or, in the event of his death thereafter and prior to payment, to his estate):

(i) his earned but unpaid salary (including, without limitation, all items which constitute wages under applicable law and the payment of which is not otherwise provided for in this section 9(b)) as of the date of the termination of his employment with the Company and the Bank, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than 30 days after termination of employment;

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the Company’s and the Bank’s officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for them immediately prior to the Executive’s termination for the Remaining Unexpired Employment Period for the Executive and his dependents. The coverage provided under this section 9(b)(iii) may, at the election of the Company, be secondary to the coverage provided pursuant to section 9(b)(ii) and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this section 9(b)(iii);

(iv) a lump sum payment in an amount equal to the estimated present value of the salary that the Executive would have earned if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Salary Severance Payment”). The Salary Severance Payment shall be computed using the following formula:

SSP=S n1 [	(BS/PR)	]
[1 + (I/PR)][n]

where “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “BS” is the highest annual rate of salary achieved by the Executive during the period of three (3) years ending immediately prior to the date of termination; “PR” is the number of payroll periods that occur during a year under the Company’s normal payroll practices; “I” equals the applicable federal short term rate established under section 1274 of the Internal Revenue Code of 1986 (the “Code”) for the month in which the Executive’s termination of employment occurs (the “Short Term AFR”) and “n” equals the product of the Remaining Unexpired Employment Period at the Executive’s termination of employment (expressed in years and fractions of years) multiplied by the number of payroll periods that occur during a year under the Company’s and the Bank’s normal payroll practices. The Salary Severance Payment shall be made within five (5) business days after the Executive’s termination of employment and shall be in lieu of any claim to a continuation of base salary which the Executive might otherwise have and in lieu of cash severance benefits under any severance benefits program which may be in effect for officers or employees of the Bank or the Company;

(v) a lump sum payment in an amount equal to the estimated present value of the annual bonuses that the Executive would have earned if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during the period of three (3) years ending immediately prior to the date of termination (the “Bonus Severance Payment”). The Bonus Severance Payment shall be computed using the following formula:

BSP = SSP x (ABP / ASP)

where “BSP” is the amount of the Bonus Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “BP” is the aggregate of the annual bonuses paid or declared (whether or not paid) for the most recent period of three (3) calendar years to end on or before the Executive’s termination of employment; and “SP” is the aggregate base salary actually paid to the Executive during such period of three (3) calendar years (excluding any year for which no bonus was declared or paid). The Bonus Severance Payment shall be made within five (5) business days after the Executive’s termination of employment and shall be in lieu of any claim to a continuation of participation in annual bonus plans of the Bank or the Company which the Executive might otherwise have;

(vi) a lump sum payment in an amount equal to the estimated present value of the long-term incentive bonuses that the Executive would have earned if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period (the “Incentive Severance Payment”). The Incentive Severance Payment shall be computed using the following formula:

ISP = (SSP / RUP) x (ALTIP / ALTSP) x Y

where “ISP” is the amount of the Incentive Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before the deduction of applicable federal, state and local withholding taxes); “ALTIP” is the aggregate of the most recently paid or declared (whether or not paid) long-term incentive compensation payments (but not more than three (3) such payments) for performance periods that end on or before the Executive’s termination of employment; “ALTSP” is the aggregate base salary actually paid to the Executive during the performance periods covered by the payments included in “ALTIP” and excluding base salary paid for any period for which no long-term incentive compensation payment was declared or paid; “RUP” is the Remaining Unexpired Employment Period, expressed in years and fractions of years; and “Y” is the aggregate (expressed in years and fractions of years) of the Remaining Unexpired Employment Period plus the number of years and fraction of years that have elapsed since the end of the last performance period for which a long-term incentive payment has been declared and paid. In the event that the Executive’s employment terminates prior to the payment date under any long-term incentive compensation plan, then for purposes of computing the Incentive Severance Payment, the “ALTIP” shall be deemed to be the average of the target and maximum award level under such plan and the “ALTSP” shall be deemed to be the Executive’s annual base salary as in effect on the Executive’s termination of employment. The Incentive Severance Payment shall be made within five (5) business days after the Executive’s termination of employment and shall be in lieu of any claim to a continuation of participation in cash long-term incentive compensation plans of the Bank or the Company which the Executive might otherwise have;

(vii) a lump sum payment in an amount equal to the excess (if any) of: (A) the present value of the aggregate benefits to which he would be entitled under any and all tax-qualified and non-tax-qualified defined benefit plans maintained by, or covering employees of, the Company or the Bank (the “Pension Plans”) if he had continued working for the Company and the Bank during the Remaining Unexpired Employment Period; over (B) the present value of the benefits to which the Executive and his spouse and/or designated beneficiaries are actually entitled under such plans (the “Pension Severance Payment”). The Pension Severance Payment shall be computed according to the following formula:

PSP = PPB - APB

where “PSP” is the amount of the Pension Severance Payment (before deductions for applicable federal, state and local withholding taxes); “APB” is the aggregate lump sum present value of the actual vested pension benefits payable under the Pension Plans in the form of a straight life annuity beginning at the earliest date permitted under the Pension Plans, computed on the basis of the Executive’s life expectancy at the earliest date on which payments under the Pension Plans could begin, determined by reference to Table VI of section 1.72-9 of the Income Tax Regulations (the “Assumed Life Expectancy”), and on the basis of an interest rate assumption equal to the average bond-equivalent yield on United States Treasury Securities with a Constant Maturity of 30 Years for the month prior to the month in which the Executive’s termination of employment occurs (the “30-Year Treasury Rate”); and “PPB” is the lump sum present value of the pension benefits (whether or not vested) that would be payable under the Pension Plans in the form of a straight life annuity beginning at the earliest date permitted under the Pension Plans, computed on the basis that the Executive’s actual age at termination of employment is his attained age as of his last birthday that would occur during the Remaining Unexpired Employment Period, that his service for benefit accrual purposes under the Pension Plans is equal to the aggregate of his actual service plus the Remaining Unexpired Employment Period, that his average compensation figure used in determining his accrued benefit is equal to the highest annual rate of salary achieved by the Executive during the period of three (3) years ending immediately prior to the date of termination, that the Executive’s life expectancy at the earliest date on which payments under the Pension Plans could begin is the Assumed Life Expectancy and that the interest rate assumption used is equal to the 30-Year Treasury Rate. The Pension Severance Payment shall be made within five (5) business days after the Executive’s termination of employment and shall be in lieu of any claim to any actual increase in his accrued benefit in the Pension Plans in respect of the Remaining Unexpired Employment Period;

(viii) a lump sum payment in an amount equal to the present value of the additional employer contributions that would have been credited directly to his account(s) under any and all tax-qualified and non-tax-qualified defined contribution plans maintained by, or covering employees of, the Bank and the Company (the “Non-ESOP DC Plans”), plus the fair market value of the additional shares of employer securities or other property that would have been allocated to his account as a result of employer contributions or dividends under any tax-qualified leveraged employee stock ownership plan and any related non-tax-qualified supplemental plan maintained by, or covering employees of, the Bank and the Company (the “ESOP Plans”) if he had continued in employment during the Remaining Unexpired Employment Period (the “Defined Contribution Severance Payment”). The Defined Contribution Severance Payment shall be computed according to the following formula:

DCSP = [SSP x (EC / BS)] + [(STK + PROP) x Y]

where: “DCSP” is the amount of the Defined Contribution Severance Payment (before deductions for applicable federal, state and local withholding taxes); “SSP” is the amount of the Salary Severance Payment (before deductions for applicable federal, state and local withholding taxes); “EC” is the amount of employer contributions actually credited to the Executive’s accounts under the Non-ESOP Plans for the last plan year to end before his termination of employment; “BS” is the Executive’s compensation taken into account in computing EC; “Y” is the aggregate (expressed in years and fractions of years) of the Remaining Unexpired Employment Period and the number of years and fractions of years that have elapsed between the end of plan year for which EC was computed and the date of the Executive’s termination of employment; “STK” is the fair market value (determined on the basis of the mid-point of the highest and lowest reported sales price for a share of stock of the same class during the 30-day period ending on the day of the Executive’s termination of employment (the “Fair Market Value of a Share”)) of the employer securities actually allocated to the Executive’s accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment; and “PROP” is the fair market value (determined as of the day before the Executive’s termination of employment using the same valuation methodology used to value the assets of the ESOP Plans) of the property other than employer securities actually allocated to the Executive’s accounts under the ESOP Plans in respect of employer contributions and dividends applied to loan amortization payments for the last plan year to end before his termination of employment; and

(ix) within the 60-day period following Executive’s termination of employment, Executive shall have the right to purchase, in cash, the automobile provided to Executive by the Company or the Bank for use during Executive’s employment at a price equal to the trade-in value of such automobile as reported in the most recently published version of the Kelley Blue Book or such similar publication as mutually agreed to by Executive and the Company. In the event that the automobile used by Executive is leased by the Company or the Bank and Executive elects to purchase the automobile under this provision, the Bank or the Company shall arrange to purchase the automobile from the lessor for immediate resale to Executive at a like price.

The Bank and the Executive hereby stipulate that the damages which may be incurred by the Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this section 9(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Bank and the Executive further agree that the Bank may condition the payments and benefits (if any) due under sections 9(b)(iii), (iv), (v), (vi), (vii), (viii) and (ix) on the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them.

Section 10.	Death and Disability Benefits.

(a) In the event the Executive’s employment with the Bank terminates during the Employment Period because of the Executive’s death, then the Bank shall pay to the Executive’s estate the benefits listed in sections 9(b)(i) and 9(b)(ii) of this Agreement.

(b) The Bank may terminate the Executive’s employment upon a determination, by vote of a majority of the members of the Boards of Directors of the Bank, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least ninety (90) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least ninety (90) days during the period of one (1) year beginning with the date of the determination. In such event:

(i) The Bank shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the benefits described in sections 9(b)(i) and 9(b)(ii).

(ii) In addition to the benefits described in sections 9(b)(i) and 9(b)(ii), the Bank shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (A) the expiration of ninety (90) days after the date of termination of his employment; (B) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Bank or the Company (the “LTD Eligibility Date”); (C) the date of his death; and (D) the expiration of the Remaining Unexpired Employment Period (the “Initial Continuation Period”). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Bank shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Bank and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

Section 11.	Termination without Additional Company Liability.

In the event that the Executive’s employment with the Bank shall terminate during the Employment Period on account of:

(a) the discharge of the Executive for “cause,” which, for purposes of this Agreement, shall mean a discharge of the Executive due to the Executive’s (i) personal dishonesty, (ii) incompetence, (iii) willful misconduct, (iii) breach of fiduciary duties involving personal profit, (iv) intentional failure to perform stated duties, (v) willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or (vi) material breach of any provision of this Agreement; provided, however, that, if the Executive engages in any of the acts described in section 11(a)(vi) above, the Bank shall provide the Executive with written notice of its intent to discharge the Executive for cause, and the Executive shall have 30 days from the date on which the Executive receives such notice to cure any such acts; and provided, further, that on and after the date that a Change of Control occurs, a determination under this section 11 shall require the affirmative vote of at least three-fourths of the members of the Board acting in good faith and such vote shall not be made prior to the expiration of a 60-day period following the date on which the Board shall, by written notice to the Executive, furnish to him a statement of its grounds for proposing to make such determination, during which period the Executive shall be afforded a reasonable opportunity to make oral and written presentations to the members of the Board, and to be represented by his legal counsel at such presentations, to refute the grounds for the proposed determination; or

(b) the Executive’s voluntary resignation from employment with the Bank (including retirement) for reasons other than those specified in section 9(a)(i) or Section 12;

then the Bank shall have no further obligations under this Agreement, other than the payment to the Executive of his earned but unpaid salary as of the date of the termination of his employment and the provision of such other benefits, if any, to which he is entitled as a former employee under the Bank’s employee benefit plans and programs and compensation plans and programs. For purposes of this section 11, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the written advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Bank. The cessation of employment of the Executive shall not be deemed to be for “cause” within the meaning of section 11(a) unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of three-fourths of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in section 11(a) above, and specifying the particulars thereof in detail.

Section 12.	Termination Upon or Following a Change of Control.

(a) A Change of Control of the Company (“Change of Control”) shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company, respectively, with one or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended “Exchange Act”) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Company of any transaction which would result in such an acquisition;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of the Company after the date of this Agreement either:

(I) upon election to serve as a member of the Board of the Company by affirmative vote of three-quarters of the members of such

Board, or of a nominating committee thereof, in office at the time of such first election; or

(II) upon election by the stockholders of the Company to serve as a member of the Board of the Company, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of the Company, or of a nominating committee thereof, in office at the time of such first nomination; provided; however, that this section 12(a)(iv) shall only apply if the if the Company is not majority owned by Westfield Mutual Holding Company;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of the Company; or

(v) any event which would be described in section 12(a)(i), (ii), (iii) or (iv) if the term “Bank” were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of: (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or a subsidiary of either of them, or by any employee benefit plan maintained by any of them; or (ii) the conversion of Westfield Mutual Holding Company to a stock form company and the issuance of additional shares of the Company in connection therewith. For purposes of this section 12(a), the term “person” shall have the meaning assigned to it under sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control.

(c) Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Bank and the Company terminates due to death or disability within one (1) year after the occurrence of a Pending Change of Control and if a Change of Control occurs within two (2) years after such termination of employment, he (or in the event of his death, his estate) shall be entitled to receive the benefits described in section 9(b) that would have been payable if a Change of Control had occurred on the date of his termination of employment and he had resigned pursuant to section 9(a)(i) immediately thereafter; provided, that payment shall be deferred without interest until, and shall be payable immediately upon, the actual occurrence of a Change of Control.

(d) Notwithstanding anything in this Agreement to the contrary: (i) in the event of the Executive’s resignation within sixty (60) days after the occurrence of a Change of Control, he shall be entitled to receive the benefits described in section 9(b) that would be payable if his resignation were pursuant to section 9(a)(i), without regard to the actual circumstances of his resignation; and (ii) for a period of one (1) year after the occurrence of a

Change of Control, no discharge of the Executive shall be deemed a discharge with Cause unless the votes contemplated by section 11(a) of this Agreement are supported by at least two-thirds of the members of the Board of Directors of the Company at the time the vote is taken who were also members of the Board of Directors of the Company immediately prior to the Change of Control.

(e) Notwithstanding anything in this Agreement to the contrary, for purposes of computing the benefits described in section 9(b) due upon a termination of employment that occurs, or is deemed to have occurred, after a Change of Control, the Remaining Unexpired Employment Period shall be deemed to be three (3) full years.

Section 13.	Covenant Not To Compete.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of one year following the date of his termination of employment with the Bank (or, if less, for the Remaining Unexpired Employment Period), he shall not, without the written consent of the Bank, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, or any direct or indirect subsidiary or affiliate of any such entity, that entails working within Hampden county or any other county in which the Company or the Bank maintains an office; provided, however, that this section 13 shall not apply if the Executive is entitled to benefits under sections 9(b)(iii), (iv), (v), (vi), (vii), (viii) and (ix).

Section 14.	Confidentiality.

Unless he obtains the prior written consent of the Bank, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 14 shall prevent the Executive, with or without the Bank’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 15.	Solicitation.

The Executive hereby covenants and agrees that, for a period of one year following his termination of employment with the Bank, he shall not, without the written consent of the Bank, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 13;

(b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan company, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 13; that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 13;

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company, the Bank or any of their respective subsidiaries to terminate an existing business or commercial relationship with any of them.

Section 16.	No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Bank or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Bank is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 17.	Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Bank, and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Bank may be sold or otherwise transferred. Failure of the Bank to obtain from any successor its express written assumption of the Bank’s obligations hereunder at least 60 days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 18.	Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Michael J. Janosco, Jr.

41 Wilder Road

Sterling, Massachusetts 01564

If to the Bank:

Westfield Bank

141 Elm Street

Westfield, Massachusetts 01085

Attention: Chairman of the Board of Directors

with a copy to:

Thacher Proffitt & Wood LLP

1700 Pennsylvania Avenue, N.W., Suite 800

Washington, D.C. 20006

Attention: Richard A. Schaberg, Esq.

Section 19.	Indemnification for Attorneys’ Fees.

(a) The Bank shall indemnify, hold harmless and defend the Executive against reasonable costs, including legal fees and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that the Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding. The determination whether the Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 19 shall be made only after a determination by the members of the Board (other than the Executive and any other member of the Board to which the Executive is related by blood or marriage) that the Executive has acted in good faith and that such indemnification payment is in the best interests of the Bank. For purposes of this Agreement, any such indemnification payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

Section 20.	Severability.

A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 21.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 22.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 23.	Governing Law.

Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts entered into and to be performed entirely within the Commonwealth of Massachusetts.

Section 24.	Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 25.	Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 26.	Non-duplication.

In the event that the Executive shall perform services for the Company or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Bank hereunder.

Section 27.	Dispute Resolution.

(a) The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under sections 13, 14 or 15 hereof, the Company and Bank will have no adequate remedy at law, and accordingly will be entitled, in addition to monetary damages, to specific performance and other appropriate injunctive and equitable relief.

(b) Excluding only requests for equitable relief by the Company or Bank under section 27(a) of this Agreement, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Employment Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company and Bank or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company and Bank, one selected by the Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any court having jurisdiction thereof upon the application of either party.

Section 28.	Survival.

Any provision of this Agreement which, by its terms, contemplates performance after the expiration of the Employment Period or other termination of this Agreement shall be deemed to survive the expiration of this Agreement.

Section 29.	Required Regulatory Provisions.

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Bank:

(a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 9(b) hereof exceed the three times the Executive’s average annual compensation (within the meaning of OTS Regulatory Bulletin 27a or any successor thereto) for the last five consecutive calendar years to end prior to his termination of employment with the Bank (or for his entire period of employment with the Bank if less than five calendar years).

(b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and any regulations promulgated thereunder.

(c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Bank pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(1), the Bank’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Bank, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Bank’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Bank and the Executive shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, if the Bank is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all obligations of the Bank under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Bank and the Executive shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, all obligations of the Bank hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Bank: (i) by the Director of the OTS or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Bank or when the Bank is determined by such Director to be in an unsafe or unsound condition. The vested rights of the parties shall not be affected by such action.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

EXECUTIVE

Michael J. Janosco, Jr.

ATTEST:		WESTFIELD BANK

By		By
	Secretary	Name: Title:

[Seal]